Exhibit 10.17

LEASE

THIS LEASE is made and entered into effective the 31st day of March, 2003, by and between Dorit, LLC, a Colorado limited liability company (the “Landlord”) and Colorado Business Bank, N.A. (the “Tenant”), who hereby mutually covenant and agree as follows:

I.                                                                                         PREMISES AND TERM

1.1                                 Demise, Term and Commencement.  Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Tenant herein to be kept, observed, and performed, demises and leases to the Tenant the real property situated in the City and County of Denver, State of Colorado, legally described on the Exhibit A attached hereto and incorporated herein by this reference, and commonly known and numbered as 4695 Quebec Street, Denver, Colorado 80216, to have and to hold the Premises, together with the buildings and improvements situated thereon and the rights, privileges and appurtenances thereto belonging or appertaining (collectively hereinafter referred to as the “Leased Premises”) unto Tenant for and during a term of ten (10) years commencing on the “Commencement Date” (as defined in Section 20.1 below) and expiring ten (10) years from the last day of the month of the Commencement Date.

1.2                                 Condition of the Leased Premises.  Except as set forth in Section 20.2 below, Tenant accepts the Leased Premises in their “AS IS, WHERE IS” condition and acknowledges that Landlord has made no representations or warranties of any nature whatsoever as to the suitability of the Leased Premises for the purpose set forth in Section 2.1.  Upon the commencement of this Lease, all of the HVAC, plumbing and other mechanical conditions of the Premises shall be in good working condition and repair unless written notice specifically stating the defects is delivered by Tenant to Landlord within thirty (30) days from the Commencement Date, in which event Landlord shall repair the defect, without cost to Tenant, as soon as is reasonably practicable.

II.                                                                                     PURPOSE

2.1                                 Purpose.  The Leased Premises shall be used and occupied only for the purpose of a bank and related drive-through facility, and office use; provided, however, that in no event shall the office use be for an office involved, directly or indirectly, with pornographic media or media involving the partial nudity of men or women.

2.2                                 Uses Prohibited.  Tenant shall not permit the Leased Premises to be used in any manner which would render the insurance thereon void.  Tenant shall not use or occupy the Leased Premises, or permit the Leased Premises to be used or occupied contrary to any statute, rule, order, ordinance, requirement, or regulation applicable thereto; or in any manner which would violate any certificate of occupancy affecting the same, or which would cause structural injury to the improvements or cause the value or usefulness of the Leased Premises or any part thereof to diminish, or would constitute a public or private nuisance or waste.

III.                                                                                 RENT

3.1                                 Rent.  Tenant shall pay to Landlord, as rent (“Base Rent”) for the Leased Premises, at such place or places as Landlord may designate in writing from time to time, payable monthly in advance on or before the first day of each month in the following installments in the amount of $8,500.00 per month.  On the “Rent Adjustment Date” (as defined below) of each consecutive year, the monthly Base Rent shall be increased by the increase in the “CPI-U, U.S. City Average, All Items” (the “Index”) during the prior twelve months; provided, however, in no event shall the monthly Base Rent (i) be less than the amount paid during the prior twelve (12) month period, nor (ii) increase by more than four percent (4%) over the amount paid during the prior twelve (12) month period.  In the event that the Index shall cease to be published, the parties shall use, as the Index, the most comparable index then published by the United States government.  All payments of rent shall be made without deduction, set off, discount, or abatement and shall be made in lawful money of the United States.  The “Rent Adjustment Date” shall be the anniversary of (i) the Commencement Date if the Commencement Date is on the first day of the month, or (ii) the first day of the month following the Commencement Date if the Commencement Date is not on the first day of the month.

3.2                                 Additional Rent.  In addition to the rental payable pursuant to Section 3.1 hereof, Tenant shall pay to Landlord, as additional rent, within twenty (20) days upon demand, one hundred percent (100%) of the cost of operating and maintaining the Leased Premises, including without limitation, all parking areas (including re-striping and re-surfacing as necessary), access roads, sidewalks, landscaped space, exterior and interior sprinkler systems.  Operating and maintaining such areas and facilities shall include, without limitation, repairs to the roof (but not roof replacement), electrical, heating, air conditioning systems, roof mounted mechanical equipment, furnishing exterior and parking area lighting and all charges pertaining to the said lighting, cleaning, snow removal, care of grass, shrubs and plants, interior and exterior sprinkler systems and all charges pertaining to the sprinkler systems, payment of water, sewerage and storm drainage charges, trash removal, lighting fixtures, plumbing fixtures, boilers and heating apparatus, pipes and conduits, fire alarm systems, and general maintenance of the Leased Premises.  Landlord shall enter into a preventative maintenance agreement for the HVAC units located on the Leased Premises providing for maintenance at least once each calendar quarter and Tenant shall pay for such preventative maintenance agreement as additional rent. Tenant shall pay to Landlord monthly installments each of which shall be equal to one-twelfth (1/12) of the estimated annual charges for the matters set forth in this Section (the “Operating Expense Escrow Account”), to be held by Landlord and disbursed by Landlord to pay the said costs before any penalty or interest shall accrue thereon. Estimates are to be made solely by Landlord and payments shall be made on the first day of the month.  No interest shall be payable by Landlord on the Operating Expense Escrow Account unless, and then only to the extent that, applicable law shall otherwise require.  All overpayments to the Operating Expense Escrow Account shall be applied to reduce future payments to the Operating Expense Escrow Account, if any, or shall be returned to Tenant, at the sole discretion of Landlord unless otherwise required by other applicable law.

3.3                                 Landlord’s Accounting Practices and Records.  Landlord shall maintain records with respect to the additional rent charged pursuant to this Lease.  It is contemplated that the general computation of additional rent will be on a cash basis; provided, however, that Landlord shall make reasonable and appropriate accrual adjustments to ensure that each lease year includes substantially the same recurring items.  Landlord reserves the right to apply a full accrual system of accounting so long as the same is consistently applied and Tenant’s obligations are not materially adversely affected.  Within 120 days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Reconciliation Statement”) to Tenant showing: (a) the amount of actual additional rent for such calendar year, with a listing of amounts for major categories of expenses, (b) any amount paid by Tenant towards additional rent during such calendar year on an estimated basis, and (c) any further revised estimate of Tenant’s obligations for additional rent for the current calendar year.  Tenant or its representative (acting on a non-contingent fee basis) shall have the right to review such records by sending notice to Landlord no later than one hundred twenty (120) days following the furnishing of the Reconciliation Statement specifying such records as Tenant reasonably desires to review.  Such review shall be subject to the continuing condition that Tenant not be in default under this Lease, and subject to reasonable scheduling by Landlord during normal business hours at the place or places where such records are normally kept.  No later than thirty (30) days after Landlord makes such records available for review, Tenant shall send Landlord notice specifying any exceptions that Tenant takes to matters included in such Reconciliation Statement, Tenant’s detailed reasons for each exception which support a conclusion that such exception properly identifies an error in such Reconciliation Statement, and a complete copy of the review report. Such Reconciliation Statement shall be considered final and binding on

Tenant, except as to matters to which exception is taken after review of Landlord’s records in the foregoing manner and within the foregoing times.  The foregoing times for sending Tenant’s notices hereunder are critical to Landlord’s budgeting process, and are therefore of the essence of this Section.  If Tenant takes timely exception as provided herein, Landlord may seek certification from an independent certified public accountant or financial consultant (who shall be subject to Tenant’s reasonable approval) as to the proper amount of additional rent or the items as to which Tenant has taken exception.  In such case: (i) such certification shall be considered final and binding on both parties (except as to additional amounts not then known or omitted by error), and (ii) Tenant shall pay Landlord for the cost of such certification, unless it shows that the Additional Rent was overstated by a net amount of five percent (5%) or more.  Pending review of such records and resolution of any exceptions, Tenant shall pay the Additional Rent in the amounts shown on such Reconciliation Statement, subject to credit, refund or additional payment after any such exceptions are resolved.  In the event that the Tenant’s examination discloses an overcharge in excess of five percent (5%), Landlord shall promptly refund such overcharge and shall pay to Tenant all reasonable costs incurred for the examination.

3.4                                 Late Charges.  Each and every installment of rent, and each and every payment of other charges hereunder, which is not paid within ten (10) days of when it is due, shall be assessed a late charge which amount shall be the greater of (i) Five Hundred and no/100 Dollars ($500.00), or (ii) the amount which is equal to interest at the rate of twelve percent (12%) per annum from the date when the same is payable under the terms of this Lease until the same shall be paid.

IV.                                                                                IMPOSITIONS

4.1                                 Payment by Tenant.  Tenant shall pay to Landlord as additional rent for the Leased Premises all taxes and assessments, general and special, water and sewer charges and all other impositions, ordinary and extraordinary, of every kind and nature whatsoever, which may be levied, assessed, or imposed upon the Leased Premises or upon any improvements or personal property at any time situated thereon, including, but not limited to all of the personal property taxes and real property taxes (the “Impositions”).  All Impositions shall be paid by Tenant to Landlord in monthly installments each of which shall be equal to one-twelfth (1/12) of the estimated annual real property taxes and assessments pertaining to the Premises (the “Tax Escrow Account”), to be held by Landlord and disbursed by Landlord to pay the taxes before any penalty or interest shall accrue thereon.  Estimates are to be made solely by Landlord and payments shall be made on the first day of the month.  In the event that the funds in the Tax Escrow Account are insufficient to pay the Impositions, Tenant shall pay the requisite amount within twenty (20) days after Landlord bills Tenant therefor.  No interest shall be payable by Landlord on the Tax Escrow Account unless, and then only to the extent that, applicable law shall otherwise require.  All overpayments to the Tax Escrow Account shall be applied to reduce future payments to the Tax Escrow Account, if any, or shall be returned to Tenant, at the sole discretion of Landlord unless otherwise required by other applicable law.

4.2                                 Alternative Taxes.  If, at any time during the term of this Lease, the method of taxation prevailing at the commencement of the term hereof shall be altered so that any new tax, assessment, levy, imposition, or charge, or any part thereof, shall be measured by or be based in whole or in part upon the Lease, the Leased Premises, the real estate, the rent, additional rent, or other income therefrom and shall be imposed upon Landlord, then all such taxes, assessments, levies, impositions, or charges, or the part thereof, to the extent that they are so measured or based, shall be deemed to be included within the meaning of “Impositions” for the purposes hereof, to the extent that such Impositions would be payable if the Leased Premises were the only property of Landlord subject to such Impositions as so defined.  There shall be excluded from Impositions all municipal, county, state, or federal income taxes, federal excess profit taxes, franchise, capital stock, and federal or estate inheritance taxes of Landlord.

V.                                                                                    INSURANCE

5.1                                 Tenant’s Insurance.  As additional rent for the Leased Premises, Tenant further agrees to provide commercial general liability insurance with bodily injury limits of not less than $1,000,000.00 per each occurrence and a general aggregate of $2,000,000.00, written with a company having a Best’s key rating of A- or better and a financial size category of class 10 or better, with deductibles in such amounts as specified by Landlord in Landlord’s reasonable discretion, and shall name Landlord or its assigns under said insurance policy as additional insureds.  Tenant shall furnish to Landlord a certificate of insurance indicating that said policy is in full force and effect, that Landlord has been named as an additional insured and that said policy will not be cancelled or materially changed unless thirty (30) days’ prior written notice of the proposed cancellation or material change has been given to Landlord.  Tenant shall be responsible for insuring its own personal property and all of the currency located at the Leased Premises.

5.2                                 Landlord’s Insurance.  Landlord shall keep the Leased Premises insured for the replacement cost of the building on the insurance industry “special” form of insurance coverage and lost rents, and at Landlord’s option, insurance for liability, earthquake, and flood.  As additional rent, Tenant shall pay the cost of the premiums for the said insurance.  Tenant shall pay to Landlord monthly installments each of which shall be equal to one-twelfth (1/12) of the estimated annual premiums for the said insurance (the “Insurance Escrow Account”), to be held by Landlord and disbursed by Landlord to pay the insurance premiums as they become due; provided, however that no escrow shall be required for as long as the Tenant is the occupant of the Leased Premises unless (i) Landlord is required to escrow insurance premiums by any lender who holds a deed of trust or mortgage against the Leased Premises, or (ii) Tenant is in default under this Lease.  Estimates are to be made solely by Landlord and payments shall be made on the first day of the month or such other day of the month designated by Landlord. In the event that the funds in the Insurance Escrow Account are insufficient to pay the premiums, Tenant shall pay the requisite amount within twenty (20) days after Landlord bills Tenant therefor.  No interest shall be payable by Landlord on the Insurance Escrow Account unless, and then only to the extent that, applicable law shall otherwise require.  All overpayments to the Insurance Escrow Account shall be applied to reduce future payments to the insurance escrow account, if any, or shall be returned to Tenant, at the sole discretion of Landlord unless otherwise required by other applicable law.

5.3                                 Mutual Waiver of Subrogation Rights.  Whenever (a) any loss, cost, damage, or expense resulting from fire, explosion, or any other casualty or occurrence is incurred by either of the parties to this Lease, or anyone claiming by, through, or under it in connection with the Leased Premises, and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage, or expense or required under this Lease to be so insured, then the party so insured (or so required) hereby releases the other party from any liability said other party may have on account of such loss, cost, damage, or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required) and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof.  Notwithstanding anything herein to the contrary, each party shall remain fully liable for the payment of deductibles under their respective insurance policies.

VI.                                                                                DAMAGE OR DESTRUCTION

6.1                                 Replacement of Building.  In the event the Leased Premises or a portion thereof shall become untenantable on account of damage by fire, act of God, or other casualty, Landlord shall be given the option to correct the deficiency or condition which shall render the Leased Premises untenantable.  Landlord shall have one hundred eighty (180) days from the date of its notice to Tenant to effect such repairs; provided, however, the said time period may be extended if there is an event of force majeure.  During the period from Landlord’s actual knowledge of damage to the Leased Premises until the Leased Premises are restored to their prior condition and possession thereof given to Tenant, the rent (Base Rent and all additional rent) shall abate upon the portion of the Leased Premises that is untenantable, except that if the Leased Premises become untenantable due to the actions of the Tenant or its agents, employees or invitees, the rent shall continue in full force and effect and shall not abate.  Landlord shall not in any case be liable for any loss of profits or income occasioned to Tenant during such period.  In the event said repair has not been completed within the period specified, then Tenant may have the option to cancel this Lease.  If either the Landlord or the Tenant terminates this Lease as above provided in this section, any monies due and owing to the Landlord at the date of damage shall be paid by the Tenant to the date that Tenant vacates the Leased Premises, and all further obligations on the part of both parties hereto shall cease and Landlord shall incur no obligation whatsoever from the termination of this Lease.

VII.                                                                            CONDEMNATION

7.1                                 Taking of Whole.  If the whole of the Leased Premises shall be taken or condemned for a public or quasi-public use or purpose by a competent authority, or if such a portion of the Leased Premises shall be so taken that as a result thereof the balance cannot be used for the same purpose as expressed in Article II, then in either of such events, this Lease shall terminate upon delivery of possession to the condemning authority, and any award, compensation, or damages (hereinafter sometimes called the “Award”), shall be paid to and be the sole property of Landlord, but nothing herein shall preclude Tenant from claiming and recovering from the condemning authority, but not from the Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.  Tenant shall continue to pay rent until the Lease is terminated, and any Impositions prepaid by Tenant shall be adjusted between the parties.

7.2                                 Partial Taking.  If only a part of the Leased Premises shall be so taken or condemned, and, as a result thereof, the balance of the Leased Premises can be used for the same purpose as expressed in Article II, this Lease shall not terminate, and Tenant shall repair and restore the Leased Premises and all improvements thereon at the sole cost and expense of the Tenant; provided, however, that Landlord shall pay to Tenant, after the Leased Premises have been repaired and restored, such portion of the Award which has been specifically allocated for and has been paid to Landlord by the condemning authority for the repair and restoration of the Leased Premises.  Rent shall be equitably abated following such taking.  Any Award shall be paid to and be the sole property of Landlord, but nothing herein shall preclude Tenant from claiming and recovering from the condemning authority, but not from the Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.  Notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease if the partial taking results in there being inadequate parking for the Leased Premises, the drive thru facilities are taken, or a part of the building is taken.

VIII.                                                                        MAINTENANCE AND ALTERATIONS

8.1                                 Maintenance.  Notwithstanding anything in this Lease to the contrary, the Landlord shall be responsible for maintaining the structural exterior walls (excluding painting) and replacing the roof at the Landlord’s sole cost and expense.  Tenant shall, to the extent possible, keep the Leased Premises from falling temporarily out of repair or deteriorating.  Tenant shall fully comply with all health and police regulations in force, and shall conform with the rules and regulations of fire underwriters or their fire protection engineers.  Tenant shall promptly remove any debris left in the parking area or other exterior areas of the Leased Premises by Tenant, its employees, agents, contractors or invitees.

8.2                                 Alterations.  Tenant shall not create any openings in the roof or exterior walls, nor shall Tenant make any alterations or additions to the Leased Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.  In the event of an improvement or alteration, Landlord shall have the right to determine (at the time such approval is given) whether it shall be left or removed at the expiration or termination of the Lease, except as required by any governmental authority.  Tenant shall be responsible to make all additions, improvements, alterations, and repairs on the Leased Premises and on and to the appurtenances and equipment thereof, required by any governmental authority or which may be made necessary by the act or neglect of any person, firm or corporation, private or public, claiming by, through or under Tenant.  Any improvement or alteration shall be done in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws, and with all other laws, ordinances, rules, regulations, and requirements of all Federal, State, and municipal governments, departments, commissions, boards, and officers, and in accordance with the orders, rules, and regulations of the National Board of Fire Underwriters or any other body exercising similar functions.  Upon completion of any work by or on behalf of Tenant, the Tenant shall provide Landlord with such documents as Landlord may require (including, without limitation, sworn contractor’s statements and supporting lien waivers) evidencing payment in full for such work. Tenant shall provide Landlord with sufficient advance written notice of the commencement of any work which may result in a mechanic’s or materialman’s lien against the Leased Premises so that the Landlord can post sufficient notices of non-liability. Tenant shall be responsible to make all alterations so that the Leased Premises are in full compliance with the Americans with Disabilities Act.

IX.                                                                                ASSIGNMENT AND SUBLETTING

9.1                                 Consent Required.  Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, (a) assign, convey, or mortgage this Lease or any interest under it; (b) allow any transfer thereof or any lien upon Tenant’s interest by operation of law; (c) sublet the Leased Premises or any part thereof; or (d) permit the use or occupancy of the Leased Premises or any part thereof by anyone other than Tenant.  No permitted assignment or subletting shall relieve Tenant of Tenant’s covenants and agreements hereunder, and Tenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made.

9.2                                 Successors and Assigns.  Except as so restricted elsewhere in this Lease, the obligations and rights under this Lease shall be binding upon and inure to the benefit of the heirs, administrators, executors, successors and assigns of the parties; provided, however, that any assignment or subletting by the Tenant in violation of the terms of this Lease shall not vest any rights whatsoever in the assignee or subtenant.

X.                                                                                    LIENS AND ENCUMBRANCES

10.1                           Encumbering Title.  Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises, nor shall the interest or estate of Landlord in the Leased Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant.  Any claim to, or lien upon, the Leased Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises.

10.2                           Liens and Right to Contest.  Tenant shall not permit the Leased Premises to become subject to any mechanics’, laborers’, or materialmen’s lien on account of labor or materials furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of, Tenant; provided, however, that the Tenant shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claimed lien, if Tenant shall give to Landlord such security as may be deemed to be satisfactory to Landlord to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Leased Premises by reason of non-payment thereof; provided further, however, that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and judgment satisfied.

XI.                                                                                UTILITIES

11.1                           Utilities.  Tenant shall purchase all utility services, including but not limited to fuel, water, sewer and electricity from the utility or municipality providing such service, and shall pay for such services when such payments are due.  If such utilities are not billed directly to Tenant but are billed to Landlord, Tenant shall reimburse Landlord, as additional rent, within twenty (20) days after Landlord bills Tenant therefor.

XII.                                                                            INDEMNITY AND WAIVER

12.1                           Indemnity.  Tenant shall protect, indemnify and save harmless Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, claims for relief, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of (a) any accident, injury to, or death of persons or loss of or damage to property occurring on or about the Leased Premises or resulting from any act or omission of Tenant or anyone claiming by, through, or under Tenant; (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Premises or any part thereof.  In case any action, suit, or proceeding is brought against Landlord by reason of any such occurrence, Tenant will, at Tenant’s expense, resist and defend such action, suit, or proceeding, or cause the same to be resisted and defended by counsel approved by Landlord.  Notwithstanding anything herein to the contrary, Landlord shall protect, indemnify and save harmless Tenant from and against all liabilities, obligations, claims, damages, penalties, causes of action, claims for relief, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Tenant by reason of Landlord’s gross negligence or intentional torts.

12.2                           Waiver of Certain Claims.  Tenant waives all claims it

may have against Landlord for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Leased Premises, or by any other person, resulting from any part of the Leased Premises or any of its improvements, equipment, or appurtenances becoming out of repair, or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Leased Premises or of any other person, including Landlord to the extent permitted by law.  This Section shall include, but not by way of limitation, damage caused by water, snow, frost, steam, excessive heat or cold, sewage, gas, odors, or noise, or caused by bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or of other tenants, or occupants of any part of the Leased Premises or of any other person, including Landlord to the extent permitted by law, and whether such damage be caused by or result from any thing or circumstance above mentioned or referred to, or to any other thing or circumstance whether of a like nature or of a wholly different nature.  All personal property belonging to Tenant or any occupant of the Leased Premises that is in or on any part of the Leased Premises shall be there at the risk of the Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof.  Notwithstanding anything herein to the contrary, Tenant does not waive any claims against Landlord which are due to Landlord’s gross negligence or intentional torts.

XIII.                                                                        RIGHTS RESERVED TO LANDLORD

13.1                           Rights Reserved to Landlord.  Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord, on behalf of itself and its agents reserves the following rights to be exercised at Landlord’s election:

(a)                                  To enter the Leased Premises with reasonable frequency during business hours upon a minimum of 24 hours notice (or at any time during an emergency) for the purpose of inspecting the same, and making necessary repairs in the event that such repairs are not made by Tenant as per the terms of this Lease.

(b)                                 Upon 24 hours notice to Tenant, to show the Leased Premises to prospective purchasers, mortgagees, or other persons having a legitimate interest in viewing the same, and, at any time during the year prior to expiration of this Lease, to persons wishing to lease the Leased Premises.

(c)                                  During the last six (6) months of the Lease term or at any time that the Tenant is in default of this Lease, to place and maintain “For Rent” or “For Sale” signs in or on the Leased Premises.

Landlord may enter upon the Leased Premises for any and all of said purposes and may exercise any and all of the foregoing rights hereby reserved without being deemed guilty of any eviction or disturbance of Tenant’s use or possession of the Leased Premises, and without being liable in any manner to Tenant.  Notwithstanding anything herein to the contrary, provided that there has been no default under this Lease and provided further that Tenant is the then tenant under this Lease, Landlord agrees that it will not place a sign on the Lease Premises unless Tenant (i) ceased its business operations at the Leased Premises, or (ii) has announced or placed a sign on the Leased Premises announcing that it is moving to another location.

XIV.                                                                       QUIET ENJOYMENT

14.1                           Quiet Enjoyment.  So long as Tenant is not in default under the covenants and agreements of this Lease, Tenant’s quiet and peaceable enjoyment of the Leased Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through, or under Landlord.

XV.                                                                           SUBORDINATION OR SUPERIORITY

15.1                           Subordination or Superiority.  The rights and interest of Tenant under this Lease shall be subject and subordinate to any mortgage or deed of trust that hereafter may be placed upon the Leased Premises by Landlord and to any and all advances to be made thereunder, and to the interest thereof, if the mortgagee or trustee named in said mortgage or deed of trust shall elect to subject and subordinate the rights and interest of Tenant under this Lease to the lien of its mortgage or deed of trust and shall agree to recognize this Lease in the event of foreclosure if Tenant is not in default (which agreement may, at such mortgagee’s option, require attornment by Tenant).  Any such mortgagee or trustee may elect to give the rights and interest of Tenant under this Lease priority over the lien of its mortgage or deed of trust.  In the event of each such election and upon notification by such mortgagee or trustee to Tenant to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or have priority over, as the case may be, the lien of said mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust.  Tenant shall execute and deliver whatever instruments may be required for such purposes, and in the event Tenant fails to do so within ten (10) days after demand in writing, Tenant does hereby make, constitute, and irrevocably appoint Landlord as its attorney in fact and in its name, place, and stead to do so.

XVI.                                                                       SURRENDER

16.1                           Surrender.  Upon the termination of this Lease,

whether by forfeiture, lapse of time, or otherwise, or upon the termination of Tenant’s right to possession of the Leased Premises, Tenant shall at once surrender and deliver up the Leased Premises, together will all improvements thereon, to Landlord in good condition and repair, reasonable wear and tear and loss by fire or other casualty excepted. Said improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment, and other articles of personal property used in the operation of the Leased Premises.  All additions, hardware, and all improvements, temporary or permanent, in or upon the Leased Premises placed there by Tenant shall become Landlord’s property and shall remain upon the Leased Premises upon such termination of this Lease.   If Landlord so requests removal of said additions, hardware, and improvements as provided for in Section 8.2 of this Lease, and Tenant does not make such removal at said termination of this Lease, Landlord may remove and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal, delivery, and warehousing to Landlord on demand.  Notwithstanding anything herein to the contrary, Tenant shall remove from the Leased Premises all of its banking equipment, including the vault, and all kitchen appliances.

16.2                           Removal of Tenant’s Property.  Upon the termination of this Lease by lapse of time, Tenant shall remove Tenant’s property provided, however, that Tenant shall repair any injury or damage to the Leased Premises that may result from removals.  Notwithstanding anything herein to the contrary, the vault shall not be removed by Tenant upon the expiration or termination of this Lease and the vault shall be deemed to be the property of Landlord; provided, however, that the safety deposit boxes located in the vault shall be removed by Tenant as Tenant’s property.  If Tenant does not remove Tenant’s property from the Leased Premises prior to the end of the term, however ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Leased Premises resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat such property as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord or Tenant.

16.3                           Holding Over.  If after the expiration of the term of this Lease, Tenant shall remain in possession of the Leased Premises and continue to pay rent without any express written agreement as to such holding over, then such holding over shall be deemed and taken to be a holding over upon a tenancy from month to month at a monthly rental equivalent to one hundred twenty-five percent (125%) of the minimum rental hereinabove set forth for the last year of this Lease, such payments to be made as hereinabove provided.  In the event of such holding over, all the terms of this

Lease as herein set out are to remain in full force and effect on said month to month basis.

XVII.                                                                   REMEDIES

17.1                           Defaults.  Tenant agrees that any one or more of the following events shall be considered an event of default as said term is used herein:

(a)                                  Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within sixty (60) days from the date of the entry or granting thereof; or

(b)                                 Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceedings or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition, or extension; or

(c)                                  Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or

(d)                                 The Leased Premises are levied upon by any revenue officer or similar officer and Tenant shall fail to contest the validity of the levy and give security to Landlord to insure payment thereof, or having commenced to contest the same and having given such security, shall fail to prosecute such contest with diligence, or shall fail to have the same released and satisfy any judgment rendered thereon, and such default continues for ten (10) days after notice thereof in writing to Tenant; or

(e)                                  A decree or order appointing a receiver of the property of Tenant shall be made, and such decree or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof; or

(f)                                    Tenant shall abandon the Leased Premises or vacate the same during the term hereof; or

(g)                                 Tenant shall default in any payment of rent or in any other payment required to be made by Tenant hereunder when due as herein provided, and such default shall continue for seven (7) days after notice thereof in writing to Tenant; provided, however, that the said seven (7) day period shall be deemed to be three (3) days in the event that the Tenant assigns this Lease to a person or entity who is either not owned by Tenant or a parent corporation of Tenant; or

(h)                                 Tenant shall fail to contest the validity of any lien or claimed lien and give security to Landlord to insure payment thereof, or having commenced to contest the same and having given such security, shall fail to prosecute such contest with diligence, or shall fail to have the same released and satisfy any judgment rendered thereon, and such default continues for ten (10) days after notice thereof in writing to Tenant; or

(i)                                     Tenant shall default in keeping, observing, or performing any of the other covenants or agreements herein contained to be kept, observed, and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant; or

(j)                                     Tenant shall repeatedly be late in the payment of rent or other charges required to be paid hereunder or shall repeatedly default in the keeping, observing, or performing of any other covenants or agreements herein contained to be kept, observed, or performed by Tenant (provided notice of such payment or other defaults shall have been given to Tenant, but whether or not Tenant shall have timely cured any such payment or other defaults of which notice was given).  For purposes of this paragraph, the term “repeatedly” shall mean three (3) times in any twelve (12) month period.

The Tenant further covenants and agrees that, if the rent above reserved, or any part thereof, shall be in default, or in case of a breach of any of the covenants or agreements herein, Landlord may declare this Lease terminated, and after the expiration of fifteen (15) days from the date of receipt of service of a written notice to that effect, be entitled to the possession of the Leased Premises, either by the expiration of this Lease or by any termination of said term as herein provided for.  If the Tenant shall refuse to surrender and deliver up the possession of the Leased Premises, after the service of said notice, then and in that event, the Landlord may, without further notice or demand, enter into and upon said Leased Premises, or any part thereof, and take possession thereof and repossess the same as of the Landlord’s former estate, and expel, remove and put out of possession the Tenant, using such help, assistance and force in so doing as may be needful and proper, without being liable for prosecution or damages therefor, and without prejudice to any remedy allowed by law available in such cases.

17.2                           Remedies Cumulative.  No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

17.3                           No Waiver.  No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein.  No waiver of any breach of any of the covenants of this Lease shall be construed, taken, or held to be a waiver of any other breach, or as a waiver, acquiescence in, or consent to any further or succeeding breach of the same covenant.  The acceptance by Landlord of any payment of rent or other charges hereunder after the termination by Landlord of this Lease or of Tenant’s right to possession hereunder shall not, in the absence of an agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction of damages due from Tenant to Landlord.

XVIII.                                                               COMPLIANCE CLAUSE AND HAZARDOUS MATERIALS

18.1                           General Compliance Clause.  Tenant shall comply with all applicable codes, ordinances and other governmental regulations regarding the use of the Leased Premises.  Tenant shall install any and all equipment in accordance with said codes, ordinances and regulations.

18.2                           Definition of Terms.  The term “hazardous material” means (i) any hazardous or toxic substance, material or waste including, but not limited to, those substances, materials and waste listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 172.101) or by the Environmental Protection Agency as environmental substances (40 C.F.R. part 302) and amendments thereto and replacements therefor; or (ii) such substances, materials or waste as are regulated by the Resource Conservation and Recovery Act of 1986 or the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and

any amendments thereto or ordinances, regulations, directions or requirements thereunder; or (iii) such hazardous or toxic substances, materials or waste that are or may become regulated under any other applicable county, municipal, state or federal law, rule, ordinance, direction or regulation.  The term “claim” shall mean any claim, demand, investigation, proceeding, action, suit, judgment, award, fine, lien, loss, damage, expense, charge or cost of any kind or character and liability (including Lessor’s reasonable attorneys’ fees and court costs).

18.3                           General Prohibition.  Tenant shall not use, generate, manufacture, produce, store, transport, treat, dispose or permit the escape or release on, under, about or from the Leased Premises, or any part thereof, of any hazardous materials.  If Tenant’s permitted use under this Lease requires the use and/or storage of any hazardous materials on, under or about the Leased Premises, Tenant shall provide written notice to Landlord, prior to final execution of this Lease, of the identity of such materials and Tenant’s proposed plan for the use, storage, and disposal thereof; such use, storage and disposal shall be subject to Landlord’s approval, in Landlord’s sole and absolute discretion.  If Landlord approves such proposed use, storage, and disposal of specific hazardous materials, Tenant may use and store upon the Leased Premises only such specifically approved materials and shall comply with any conditions to such approval as Landlord may impose in its sole and absolute discretion.  Landlord’s permission hereunder may be withdrawn or modified at any time in Landlord’s reasonable discretion.  Tenant shall fully and promptly comply with all hazardous materials laws at all times during the term of this Lease, and at the expiration or earlier termination of this Lease, Tenant shall remove and dispose of all hazardous materials affecting the Leased Premises resulting from the use or occupancy thereof by Tenant or its agents, employees, suppliers, contractors, subtenants, successors and assigns regardless of whether such removal is required by any hazardous materials law.  Notwithstanding the foregoing, Landlord consents to Tenant’s above-ground use, storage and off-site disposal of products containing small quantities of hazardous materials, which products are a type customarily used in operations specifically mentioned as a permitted use under this Lease, provided that Tenant shall handle, use, store, and dispose of such hazardous materials in a safe and lawful manner and shall not allow hazardous materials to contaminate the Leased Premises.  Landlord represents and warrants to Tenant based solely upon the environmental report prepared by ATC Associates dated December 13, 2002 that there are no Hazardous Materials on the Leased Premises.

18.4                           Indemnity.  Tenant shall indemnify, protect, defend, and hold Landlord (and its partners, joint venturers, shareholders, affiliates and property managers, and their respective officers, directors, employees and agents) and Landlord’s lender harmless from and against any and all claims arising out of, in connection with, or directly or indirectly arising out of the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of hazardous materials by Tenant, or any successor, assignee or sublessee of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under, about or from the Leased Premises, including, but not limited to, all foreseeable and unforeseeable costs, expenses, and liabilities related to any testing, repair, cleanup, removal costs, detoxification, decontamination or remediation and the preparation and implementation of any closure, remedial action, site assessment costs or other required plans in connection therewith deemed required, necessary or advisable by Landlord or any governmental entity, and any foreseeable or unforeseeable consequential damages. Any defense of Landlord, whether or not a suit is filed, pursuant to the foregoing indemnity shall be by counsel reasonably acceptable to Landlord.  Neither the consent by Landlord to the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of hazardous materials, nor Tenant’s strict compliance with all hazardous materials laws, shall excuse Tenant from Tenant’s indemnification obligations hereunder. The foregoing indemnity shall be in addition to and not a limitation of the other indemnification provisions of this Lease.  Tenant’s obligations hereunder shall survive the termination or expiration of this Lease.

18.5                           Reporting.  Tenant shall notify Landlord in writing, immediately after any of the following:  (i) Tenant has knowledge, or has reasonable cause to believe, that any hazardous materials have been released, discharged or located on, under or about the Leased Premises, whether or not the same is in quantities that would otherwise be reportable to a public agency, (ii) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation, order or enforcement action under any hazardous materials law concerning the Leased Premises, or (iii) Tenant becomes aware of any claims made or threatened by any third party concerning the Leased Premises respecting hazardous materials.

XIX.                                                                       MISCELLANEOUS

19.1                           Estoppel Certificates.  Tenant shall at any time and from time to time upon not less than ten (10) days prior written request from Landlord execute, acknowledge, and deliver to Landlord, in form reasonably satisfactory to Landlord and/or Landlord’s mortgagee, a written statement certifying (if true) that Tenant has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that the Landlord is not in default hereunder, the date to which the rental and other charges have been paid in advance, if any, and such other accurate certification as may reasonably be required by Landlord or Landlord’s mortgagee, and agreeing to give copies to any mortgagee of Landlord of all notices by Tenant to Landlord.  It is intended that any such statement delivered pursuant to this subsection may be relied upon by any prospective buyer or mortgagee of the Leased Premises and their respective successors and assigns.

19.2                           Landlord’s Right to Cure.  Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims); and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including, without limitation, reasonable attorneys’ fees, shall be so much additional rent due on the next rent date after such payment together with interest (except in the case of said attorneys’ fees) at a rate equal to 12% per annum, from the date of the advance to the date of repayment by Tenant to Landlord.  Notwithstanding anything herein to the contrary, Landlord shall not cure any default by Tenant unless Landlord has given written notice of such default to Tenant and Tenant has not cured such default within the applicable cure period; provided, however, that no such notice need be given in the event of an emergency.

19.3                           Amendments Must Be in Writing.  None of the covenants, terms, or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed, or abandoned except by a written instrument, duly signed and delivered by the other party.

19.4                           Notices.  All notices to or demands upon Landlord or Tenant, desired or required to be given under any of the provisions hereof, shall be in writing.  Any notices or demands from Landlord to Tenant shall be deemed to have been duly and sufficiently given if a copy thereof has been mailed by United States registered or certified mail in an envelope properly stamped and addressed to Tenant as follows:

Colorado Business Bank, N.A.

821 17th Street

Denver, Colorado  80202

Attn:  Jon Lorenz

or at such other address as Tenant may hereafter furnish by written notice to Landlord, and any notices or demands from Tenant to Landlord shall be deemed to have been duly and sufficiently given if mailed in an envelope properly stamped and addressed to Landlord as follows:

Dorit, LLC

c/o Shames-Makovsky Realty Company

1400 Glenarm Place, Suite 201

Denver, Colorado  80202

or at such other address as Landlord may hereafter furnish by written notice to Tenant.  The effective date of such notice shall be one (1) day after delivery of the same to the United States Postal Service.

19.5                           Time of Essence.  Time is of the essence in this Lease, and all provisions herein relating thereto shall be strictly construed.

19.6                           Relationship of Parties.  Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease, nor any acts of the parties hereto, shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

19.7                           Captions.  The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

19.8                           Severability.  If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

19.9                           Law Applicable.  This Lease shall be construed and enforced in accordance with the laws of the State of Colorado.

19.10                     Covenants Binding on Successors.  All of the covenants, agreements, conditions, and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors, and permitted assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors, and assigns of such party.  Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation, or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors, and assigns, any right, claim, or privilege by virtue of any covenant, agreement, condition, or understanding in this Lease contained.

19.11                     Landlord Means Owner.  The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question who hold fee title to the Leased Premises, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfer or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease, shall be paid to Tenant.

19.12                     Signs.  Tenant shall install no exterior sign without Landlord’s prior written approval, which shall not be unreasonably withheld.  Upon the expiration or termination of this Lease and upon written demand from Landlord, Tenant shall remove the exterior sign and return the Leased Premises to its original condition.  Notwithstanding anything herein to the contrary, for as long as the Tenant is Colorado Business Bank, the Tenant has Landlord’s consent to install such signage as the Tenant deems necessary to the extent allowed under applicable law.

19.13                     Legal Costs and Expenses.  Tenant agrees to pay Landlord for all costs and expenses, including reasonable attorneys’ fees, in any court action brought by Landlord to recover any rent due and unpaid under the terms hereof, or for the breach of any of the terms and conditions herein contained, or to recover possession of the Leased Premises, whether or not such court action or actions shall proceed to judgment.  Notwithstanding anything herein to the contrary, in the event Tenant prevails in a court action, Landlord agrees to pay Tenant’s costs and expenses, including reasonable attorneys’ fees.

XX.                                                                           ADDITIONAL PROVISIONS

20.1                           Landlord Improvements.  The parties recognize and acknowledge that the Leased Premises are currently a former restaurant facility and need to be remodeled, including the interior and exterior of the Leased Premises.  Landlord shall retain the services of (i) Lee Architects/Interior Designers, P.C. (the “Architect”), and (ii) a general contractor reasonably acceptable to Landlord, which general contractor may not be the lowest bidder, for the purpose of preparing the Leased Premises for Tenant’s occupancy pursuant to plans and specifications prepared by the Architect, which plans and specifications shall be reasonably acceptable to Tenant (the “Work”).  Upon approval of the plans and specifications, Landlord shall construct the Work as soon as is reasonably practicable.  The “Commencement Date” shall be the earlier of the date that (i) a temporary certificate of occupancy (the “TCO”) is issued for the Leased Premises, or (ii) a certificate of occupancy (the “CO”) is issued for the Leased Premises and the parties shall execute a written document in form and substance reasonably satisfactory to Landlord and Tenant acknowledging the date of the Commencement Date; provided, however, that the Commencement Date shall be earlier in the event that the TCO is issued at a later date due to changes to the Work requested by Tenant, with such date being determined by the Architect.  Landlord shall provide to Tenant periodic reports setting forth the progress of the remodeling and the anticipated date that the Leased Premises will have a TCO or CO.  After delivery of the Leased Premises to Tenant, Landlord shall have the right to enter the Leased Premises during normal business hours to finish “punch list” items and such work shall not be deemed to be a breach of the covenant of quiet enjoyment.

20.2                           Payment of the Work.  Landlord shall provide an allowance of $400,000.00 (the “Allowance”) toward the Cost of the Work.  The Allowance shall be increased to $410,000.00 in the event that Landlord enters into a construction contract with RAS Builders to perform the Work.  The “Cost of the Work” includes, without limitation, all costs for or relating to the Work, including, but not limited to, any plans, drawings, reports, studies, tests, contractors’ charges, permits, sales taxes, and any demolition, preparation or other work required in connection with the Work, including without limitation, modifications to any building systems and equipment, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to obtain building permits for the Work to be performed within the Premises.  Tenant shall bear any portion of the Cost of the Work exceeding the Allowance (the “Tenant’s Cost”).  Landlord may reasonably estimate Tenant’s Cost, and reasonably revise any such estimate from time to time.  Tenant shall deposit any such estimated amount of Tenant’s Cost (or the increase reflected in any such revised estimate) with Landlord within five (5) business days after Landlord so requests.  Landlord shall have no obligation to proceed with the Work (or proceed to seek permits or proceed with any demolition or other preliminary Work) until Landlord shall have received such deposit from Tenant.  If the Work involves progress payments, Landlord may apply the amounts deposited by Tenant first. If, after final completion and payment for the Cost of the Work, the actual amount of Tenant’s Cost exceeds any amount paid by Tenant as an estimate of Tenant’s Cost, Tenant shall pay the difference to Landlord within five (5) business days after Landlord so requests.  If any such estimated amount exceeds the actual amount of Tenant’s Cost, Landlord shall promptly provide a credit or refund of the difference.  Tenant’s Cost shall be deemed “Rent”

under this Lease (and all remedies for the non-payment of Rent shall be available to Landlord therefor).

20.3                           Option to Renew.  Provided Tenant shall not then be in default of this Lease, Tenant shall have the option to extend the term of the Lease for one (1) additional term of ten (10) years (the “Extended Term”) upon the same terms and conditions herein contained, except that the Base Rent during the Extended Term shall be the amount which is determined as follows:

Base Rent for the first year of the Extended Term shall be the fair market rent for bank facilities with a drive through in the general vicinity of the Leased Premises which amount shall be agreed to by Landlord and Tenant as provided for in this Section 20.3.  On the Rent Adjustment Date of the second year of the Extended Term, and annually thereafter, Base Rent shall increase on the Rent Adjustment Date by the increase in the Index during the prior twelve months; provided, however, that in no event shall the monthly Base Rent be less than the amount paid during the prior twelve (12) month period, nor shall it increase by more than four percent (4%) over the amount paid during the prior twelve (12) month period.  The Tenant shall exercise this option by delivering written notice to Landlord no earlier than 450 days, and no later than 365 days, prior to the expiration of the initial term of this Lease, failing which this option to renew shall automatically terminate. Upon delivery of such notice, the Landlord shall have two (2) weeks in which to deliver a written proposal to Tenant setting forth the amount of Base Rent to be paid during the Extended Term.  Tenant shall have two (2) weeks from receipt of the Landlord’s notice in which (i) to hire at its sole cost and expense (a) a Colorado licensed real estate broker who specializes in bank leasing, or (b) an MAI appraiser to evaluate the Landlord’s determination of fair market rent, and (ii) if the Tenant disagrees with the Landlord’s determination to deliver a written notice to Landlord setting forth its opinion of the fair market rent together with supporting documentation, failing which the Landlord’s determination of fair market rent shall be deemed to have been agreed to by the Tenant.  If the Landlord does not agree with the Tenant’s determination, the Landlord shall have two (2) weeks in which to hire at its sole cost and expense (a) a Colorado licensed real estate broker who specializes in bank leasing, or (b) an MAI appraiser, to determine the fair market rent and deliver a copy of the same to Tenant, failing which the Tenant’s determination of fair market rent shall be deemed to have been agreed to by the Landlord.  If the two evaluations are within ten percent

(10%) of each other, the fair market rent shall be the average of the two evaluations.  If the two evaluations differ by more than ten percent (10%), the parties which prepared the respective reports shall designate a third Colorado licensed real estate broker who specializes in office leasing or MAI appraiser to determine the fair market rent, but in no event shall the fair market rent be greater than the Landlord’s consultant’s evaluation or less than the Tenant’s consultant’s evaluation.  The third Colorado licensed real estate broker or MAI appraiser shall prepare its report no later than twenty (20) days after being selected, its determination of fair market rent shall be binding on the parties, and its cost shall be shared equally by Landlord and Tenant.  Upon the fair market rent for the Extended Term being determined, the parties shall execute a lease extension agreement setting forth the amount of Base Rent during the Extended Term.  The parties agree to negotiate with each other in good faith in connection with this option to renew.

20.4                           Conditional Termination of Lease.  The parties recognize and acknowledge that the Landlord is under contract to purchase the Leased Premises.  In the event that the Landlord does not acquire the Leased Premises by April 30, 2003, or the Landlord is unable to obtain a building permit for the plans and specifications prepared by the Architect, this Lease shall be deemed to be null and void.

20.5                           Compliance with Declaration of Reciprocal Easements.  Tenant acknowledges that it has read and reviewed the Declaration of Reciprocal Easements dated July 30, 1993 which was recorded on August 19, 1993 in the real property records of the City and County of Denver, State of Colorado under reception no. 9300111320, as amended by the First Amendment to Declaration of Reciprocal Easements dated March 31, 2003 which will be recorded concurrently with the Landlord’s acquisition of the Leased Premises (collectively hereinafter referred to as the “Reciprocal Easements”).  Tenant shall comply with the Reciprocal Easements, and all amendments thereto or substitutions thereof, and shall also comply with all other documents which are of public record which affect the Leased Premises.  As additional rent, Tenant shall make all payments that are required to be made pursuant to the Reciprocal Easements, and all amendments thereto or substitutions thereof, or if billed to Landlord, Tenant shall make such payments within twenty (20) days after Landlord bills Tenant therefor.  At Landlord’s election, Tenant shall pay to Landlord monthly installments each of which shall be equal to one-twelfth (1/12) of the estimated annual payments, to be held by Landlord and disbursed by Landlord to make the payments as they become due.  Estimates are to be made solely by Landlord and payments shall be made on the first day of the month or such other day of the month designated by

Landlord.  No interest shall be payable by Landlord on the escrow unless, and then only to the extent that, applicable law shall otherwise require.  All overpayments to the escrow account shall be applied to reduce future payments to the escrow account, if any, or shall be returned to Tenant, at the sole discretion of Landlord unless otherwise required by other applicable law.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

	TENANT:		LANDLORD:

	COLORADO BUSINESS BANK,		DORIT, LLC, a Colorado
	N.A.		limited liability company

By:		By:
	Richard Dalton,		Evan Makovsky, Manager
Executive Vice President

Exhbit A

LEGAL DESCRIPTION

Parcel 1

All that portion of Lot 12, Block 3, Airport Business Center, a subdivision in the City and County of Denver, State of Colorado, according to the recorded plat thereof,

described as follows:

Commencing at the Southeast corner of said Lot 12;

Thence North 00 deg. 03 min. 20 sec. West, 130.00 feet along the East line of said Lot 12 to the True Point of Beginning;

Thence South 89 deg. 57 min. 32 sec. West, 156.06 feet parallel with the South line of said Lot 12;

Thence North 17 deg. 02 min. 28 sec. West, 144.53 feet to the Northerly line of said Lot 12;

Thence Northeasterly, 90.76 feet along the Northerly line of said Lot 12 and along the arc of a curve concave to the Southeast to a point tangent, said arc having a radius of 761.35 feet, a delta angle of 6 deg. 49 min. 49 sec. and being subtended by a chord that bears North 72 deg. 10 min. 08 sec. East, 90.71 feet;

Thence North 75 deg. 35 min. 02 sec. East, 89.75 feet along the Northerly line of said Lot 12 to a point of curve to the right;

Thence Southeasterly, 36.43 feet along the Northerly line of said Lot 12 and along the arc of said curve to a point tangent, said arc having a radius of 20.00 feet, a delta angle of 104 deg. 21 min. 38 sec. and being subtended by a chord that bears South 52 deg. 14 min. 09 sec. East, 31.60 feet;

Thence South 00 deg. 03 min. 20 sec. East, 168.84 feet along the East line of said Lot. 12 to the True Point of Beginning,

City and County of Denver, State of Colorado.

Parcel 2

Non-exclusive easements as set forth in that certain Reciprocal Easement Agreement dated July 30, 1993 and recorded at Reception No. 93-00111320, City and County of Denver, State of Colorado for vehicular and pedestrian ingress and egress, driveway and parking, sewer and utilities and shared signage.